VIII.	American Trust Investment Advisors, LLC Code of Ethics
(A)	General

These general principles or Code of Ethics govern all conduct, whether or not the conduct also is covered by more specific standards and procedures below. This Code is designed to meet certain requirements under the Investment Advisers Act of 1940 (the “Advisers Act”) and the Investment Company Act of 1940 (the “1940 Act”), each as amended. It does not purport to comprehensively cover all types of conduct or transactions which may be prohibited or regulated by laws and regulations applicable to ATIA and persons connected with ATIA.

The Code of Ethics (“Code”) is predicated on the principle that ATIA owes a fiduciary duty to its client. Accordingly, ATIA’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of the Fund/Client. At all times, ATIA must:

•
Place the interests of the Fund/Client ahead of ATIA’s – As a fiduciary, ATIA must serve in its client’s best interests. In other words, ATIA employees may not benefit at the expense of the Fund/Client. This concept is particularly relevant when employees are making personal investments in securities traded by the Fund/Client.

•	Engage in personal investing that is in full compliance with ATIA’s Code of Ethics – Employees must review and abide by ATIA’s Personal Security Transaction and Insider Trading Policies.

•
Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ATIA, or on behalf of the Fund/Client.

•	Understand and comply with applicable federal, state, and foreign laws and regulations.

This policy covers all persons deemed to have access within ATIA. An “Access Person” means (i) any director, trustee or officer of the Firm; (ii) any employee of the Firm or an Associated Person of ATIA who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of “Covered Securities” by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iii) any natural person in a control relationship to ATIA who obtains information concerning recommendations made to the clients with regard to the purchase or sale of Covered Securities by a client.

The Chief Compliance Officer (“CCO”) shall identify all Access Persons who are required to make certain reports and inform those Access Persons of their reporting obligations.

As prohibited by Rule 17j-1(b) (1)-(4) Access Persons may not engage in certain activities which include:

1.	Employing any device, scheme or artifice to defraud the Fund;
2.
Making any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
4.	Engaging in any manipulative practice with respect to the Fund.

As required under Rule 17j-1(c) (2) (ii), the CCO must provide the boards of any investment company clients with a written annual report describing any issues under the Code. This report must include a discussion of any material violations of Code and whether there were any waivers granted that might be considered important by the investment company Clients.

Additionally, ATIA’s CCO will prepare an annual certification indicating that they have adopted effective and adequate policies and procedures that are reasonably designed to prevent Access Persons from violating the Code.

(A)	Gifts and Donations

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with ATIA, or on behalf of the Fund. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) is present. Note that sport or other event tickets values are determined by their actual value and not necessarily the face value.

Donations by ATIA or Employees to charities with the intention of influencing such charities to become clients or investors are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

(B)	Political Contributions

ATIA recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials.

Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.
The Political Contributions rule addresses certain pay-to-play practices such as making or soliciting campaign contributions or payments to certain government officials to influence the awarding of investment contracts for managing public pension plan assets and other state governmental investments. The new rule applies to SEC registered advisers as well as advisers exempt from registration with the SEC pursuant to reliance on the private adviser exemption as provided in Section 203(b)(3) of the Advisers Act which manage or seek to manage private investment funds in which government and governmental plans invest.

Advisers with clients who are government entities must comply with the amendments to Rule 204-2, including:

1.	maintaining required records of all individuals who are Access Person under the Rule;
2.	maintaining required records of political contributions made by the firm or its Access Person on and after that date;
3.	maintaining required records identifying all government entities to which the adviser provides advisory services on and after that date; and
4.	advisers that pay regulated persons to solicit government entities for advisory services on their behalf must maintain a list of those persons.

ATIA has adopted various procedures to implement the firm's policy, conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

1.
the CCO or another designee determines who is deemed to be an "Access Person" of the firm and promptly advises those individuals of their status as such; maintains records including the names, titles, and business and residence addresses of all Access Persons;

2.
the CCO or another designee obtains appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be an Access Person, regarding any political contributions made within the preceding two years (from the date s/he becomes an Access Person) if such person will be soliciting municipal business; such review may include an online search of the individual's contribution history as part of the firm's general background check;

3.	political contributions made by Access Persons must not exceed the rule's de minimis amount without prior written approval by the CCO;
4.	all political contributions, even those that do not exceed the de minimis amount ($350.00) made by Access Person must be reported to the CCO;
5.
prior to accepting a new advisory client that is a government entity, the Chief Compliance Officer or another designee will conduct a review of political contributions made by an Access Person to ensure that any such contribution(s) did not exceed the rule's permissible de minimis amount;

6.	the CCO or another designee monitors and maintains records identifying all government entities to which ATIA provides advisory services, if any;

7.	the CCO or another designee monitors and maintains records detailing political contributions made by the firm and/or its Access Person;
8.	such records will be maintained in chronological order and will detail:
a.	the name and title of the contributor;
b.	the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment;
c.	the amount and date of each contribution or payment; and
d.	whether any such contribution was the subject of the exception for certain returned contributions.
9.	the CCO or another designee will maintain appropriate records following the departure of an Access Person who made a political contribution triggering the two-year 'time out' period;
10.	the CCO or another designee maintains records reflecting approval of political contributions made by the firm and/or its Access Person;
11.
prior to engaging a third party solicitor to solicit advisory business from a government entity, the Chief Compliance Officer or another designee will determine that such solicitor is (1) a "regulated person" as defined under this Rule and (2) determined that such individual has not made certain political contributions or otherwise engaged in conduct that would disqualify the solicitor from meeting the definition of "regulated person";

12.
at least annually, the CCO or another designee will require Access Persons and any third party solicitors to confirm that such person(s) have reported any and all political contributions, and continue to meet the definition of "regulated person"; and

13.
the CCO or another designee maintains records of each regulated person to whom the firm provides or agrees to provide (either directly or indirectly) payment to solicit a government entity for advisory services on its behalf.

(D)	Personal Security Transaction Policy

Employees, interns, temporary and/or contract employees may not purchase or sell any Covered Security in which the employee, intern, temporary and/or contract employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee, intern, temporary and/or contract employee has complied with the Personal Security Transaction Policy set forth below.

Covered Security

A “Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts or Fund Shares, except that it shall not include securities which are direct obligations of the government of the United States, shares issued by U.S. registered open-end investment companies other than the Fund, bankers’ acceptances, bank certificates of deposit or commercial paper and high quality short-term debt instruments, including repurchase agreements.

Securities and Instruments that are not Securities

ATIA will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Security Transaction Policy.

Beneficial Ownership

Employees, interns, temporary and/or contract employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees, interns, temporary and/or contract employees shall have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•
Securities held by members of employees’s, intern’s, temporary and/or contract employee’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Employee’s, intern’s, temporary and/or contract employee’s interests as a general partner in securities held by a general or limited partnership; and

•	Employee’s, intern’s, temporary and/or contract employee’s interests as a manager/member in the securities held by a limited liability company.

Employee’s, intern’s, temporary and/or contract employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they have a share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees, interns, temporary and/or contract employees of securities held by a trust:

•
Ownership of securities as a trustee where either the employee, intern, temporary and/or contract employee or members of the their immediate family have a vested interest in the principal or income of the trust;

•	Ownership of a vested beneficial interest in a trust; and

•
An employee’s, intern’s, temporary and/or contract employee’s status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for the employee, intern, temporary and/or contract employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

•
Any transaction in an account over which the employee, intern, temporary and/or contract employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

•	Purchases of securities in DRIPS (dividend reinvestment plans).

•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, etc.

•	Purchases or sales of exchange-traded options on broadly-based indices (Indices with average notional open interest during the preceding calendar quarter in excess of $1 billion).

•	Purchases or sales of shares of registered closed-end investment companies (including exchange-traded funds).

•	From time to time, ATIA’s designated compliance officer may exempt certain transactions on a trade-by-trade basis.

Pre-clearance Procedures

ATIA’s employees, interns, temporary and/or contract employees must pre-clear all personal securities transactions prior to completing the transactions. Once pre-clearance is granted by Mrs. Brill or Mr. Collins, employees have the remainder of the day to execute the transaction. In no circumstance will the pre-clearance approval last longer than the day in which the approval is granted. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted above.

Pre-clearance approval shall always be sought by written means, though at times doing so may prove impractical. Generally, employees shall complete ATIA’s Pre-clearance Form or may alternatively request preclearance via email (See the Appendix, Exhibit A for a copy of the Pre- clearance Form). In either case, ATIA shall maintain the Preclearance Forms in conjunction with the recordkeeping rule.

Initial Public Offerings

No employees, interns, temporary and/or contract employees, shall acquire beneficial ownership of securities in an initial public offering.
Private Placements

Employees, interns, temporary and/or contract employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the CCO at ATIA and/or Paul Collins. In determining whether to grant the approval, the official will seek to determine whether or not the employee’s, interns, temporary and/or contract employees acquisition of the security precluded advisory clients from purchasing the security. In addition, the officer must determine that the investment was not being offered to the employee, intern, temporary and/or contract employee strictly by virtue of the employee, intern, temporary and/or contract employee’s position at ATIA.

Reporting

Employees, interns, temporary and/or contract employees may only personally trade securities through a registered broker/dealer or through a company sponsored DRIP. Each employee, intern, temporary and/or contract employee must require its broker/dealer to send ATIA account statements no less frequently than quarterly. Employees, interns, temporary and/or contract employees must also arrange for duplicate confirmations to be sent to ATIA after each security transaction. Such duplicate confirmations must be received no later than thirty (30) days after the end of each calendar quarter and contain the following information:

1.
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the reportable security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through whom the transaction was effected; and
5.	The date the report is submitted by the supervised person.

New employees, interns, temporary and/or contract employees are required to disclose all of their personal securities holdings within 10 days of their employment (See the Appendix, Exhibit B for a copy of the Initial Holdings Form). Annual holdings reports must contain the following information:

1.
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

2.
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

3.	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person. ATIA shall maintain these records in accordance with the recordkeeping rule.

All employees, interns, temporary and/or contract employees must, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. ATIA will complete the annual verification in May, coinciding with employees’ annual signing of the code of ethics. (See the Appendix, Exhibit B for a copy of the Initial Holdings & Annual Holdings Form). All employees, interns, temporary and/or contract employee’s annual holdings forms and quarterly holdings forms will be cross checked against the pre-cleared form and the trade confirmation by the CCO. Initial holdings reports, annual holdings reports and quarterly securities transactions reports may be cross-checked against each other.

In addition to the initial and annual holdings reports, all Access Persons are required to provide to the CCO a Quarterly Securities Transaction Report within 30 days following the end of each calendar quarter.

Trading and Review

ATIA does not expect its employees, interns, temporary and/or contract employees to engage in frequent or short-term (60 days) trading. In addition, ATIA does not expect its employees, interns, temporary and/or contract employees to trade opposite of clients and/or firm recommendations. ATIA strictly forbids knowingly “front-running” client accounts, which is a practice generally understood to be employees, interns, temporary and/or contract employee’s knowingly personally trading ahead of client accounts. Mrs. Brill and Mr. Collins will closely monitor employee’s, intern’s, temporary and/or contract employee’s investment patterns to detect these abuses. Mr. Collins will monitor Mrs. Brill’s personal securities transactions for compliance with the Personal Security Transaction Policy and Mrs. Brill will monitor Mr. Collins’.

All information supplied under these procedures, including transaction and holdings reports (initial, quarterly and annual reports), will be reviewed by the CCO for compliance with these policies and procedures. The CCO will review all account statements and reports within 30 days after receipt. Such review shall:

•	address whether Access Persons followed internal procedures, such as pre- clearance;
•	compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and
•	Periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

The CCO will document such review by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of all reports and account statements received.

If ATIA discovers that an employee, intern, temporary and/or contract employee is personally trading contrary to the policies set forth above, the employee, intern, temporary and/or contract employee shall meet with the CCO and/or Paul Collins of ATIA to review the facts surrounding the transactions. This meeting shall help ATIA to determine the appropriate course of action.

New Brokerage Accounts

All newly-opened brokerage accounts must be promptly reported to the CCO. Any account established by an Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person the following must be reported:

i) Brokerage Account – Report the name of the broker, dealer or bank with whom the Access Person established the account;
ii Account Establishment Date – Report the date the account was established by the Access Person; and
iii) Date of Report – Include the date in which the Access Person submitted the report.

Reporting of Violations

All supervised persons shall promptly report to the CCO all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Senior management shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

Remedial Actions

ATIA takes the potential for conflicts of interest caused by personal investing very seriously. As such, ATIA has implemented remedial actions that are designed to discourage its employees, interns, temporary and/or contract employees from violating the Personal Security Transaction Policy. Employees, interns, temporary and/or contract employees should be aware that ATIA reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

•	1st Violation – Verbal warning;

•
2nd Violation – Written warning that will be included in the employee’s, interns, temporary and/or contract employee’s file, and disgorgement of profits to a charity specified by the employee, intern, temporary and/or contract employee; and

•	3rd Violation – Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee, intern, temporary and/or contract employee; and

•	4th Violation – Possible termination of employment.

Recordkeeping

The CCO shall maintain all records in accordance with Rule 17j-1 under the 1940 Act and Rules 204A-1 and 204-2 under the Advisers Act. ATIA shall maintain all records at its principal place of business and will include the following:

(i)	A copy of each Code in effect during the past five years;

(ii)	A list of all Supervised Persons and Investment Personnel;

(iii)	A record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

(iv)
A copy of each report made by Supervised Persons as required in this Code, including any information provided in place of the reports during the past five years after the end of the fiscal year in which the report is made or the information is provided;

(v)	A copy of each certification of the Code made by any Supervised Person;

(vi)
A copy of each trustee report made during the past five years; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and,

(vii)
For at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

(E)	Insider Trading Policy

(1)	General

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

ATIA’s Insider Trading Policy applies to all of its employees, interns, temporary and/or contract employees.  Any questions should be directed to Mr. Collins or Mrs. Brill.

(2)	Whom Does the Policy Cover?

This policy covers all ATIA’s employees, interns, temporary and/or contract employees Access Persons as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership.

(3)	What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

-	Dividend or earnings announcements
-	Write-downs or write-offs of assets
-	Additions to reserves for bad debts or contingent liabilities
-	Expansion or curtailment of company or major division operations
-	Merger, joint venture announcements

-	New product/service announcements
-	Discovery or research developments
-	Criminal, civil and government investigations and indictments
-	Pending labor disputes
-	Debt service or liquidity problems
-	Bankruptcy or insolvency problems
-	Tender offers, stock repurchase plans, etc.
-	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

(4)	What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

ATIA’s employees, interns, temporary and/or contract employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee, intern, temporary and/or contract employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain, it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees, interns, temporary and/or contract employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

(5)	Penalties for Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

(6)	Procedures to Follow if an Employee, Intern, Temporary and/or Contract Employee Believes that They Possess Material, Non-Public Information

If an employee, intern, temporary and/or contract employee has questions as to whether they are in possession of material, non-public information, they must inform Mr. Collins as soon as possible. From this point, the employee and Mr. Collins will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with ATIA’s Personal Security Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially material, non-public information to colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of non-public information to Mr. Collins.

•	Shall not proceed with any research, trading, etc. until Mr. Collins informs the employee, intern, temporary and/or contract employee of the appropriate course of action.

(7)	Restricted/Watch Lists

Although ATIA does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.

(F)	Outside Business Activities

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or another designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of ATIA’s clients.

No supervised person may engage in any outside business activities without prior approval by the CCO or another designated supervisory person based upon a determination that any such outside business activity would be consistent with the interest of ATIA’s clients and the firm itself.

Moreover, the CCO would not approve an employee to serve as director for a company in which the Fund owns as a portfolio holding.

(G)	Whistleblower Policy

American Trust Investment Advisors, LLC (ATIA) requires its employees and the firm’s supervised persons to report any violations of the code promptly to, Stephanie N. Brill, CCO or, provided the CCO also receives such reports, to Paul H. Collins. Under this provision, employees are required to self-report violations. ATIA encourages such reporting and takes steps to prevent any unwarranted actions or retaliation against reporting employees. Please refer to ATIA’s policy and procedures manual for additional information about our Whistleblower Policy and the requirements of the law.

(H)	Initial/Annual Acknowledgement of Receipt and Compliance with the Code of Ethics

All employees must sign the Acknowledgement Form included in the Appendix, Exhibit A.

VIII.	American Trust Investment Advisors, LLC Acknowledgement of Code of Ethics

Acknowledged and Agreed:

I have read, and I understand the terms of, this Code of Ethics.

By:

Print Name:

Title:

American Trust Investment Advisors, LLC

Date:

Approved by AST Board March 2015 – Revised April 13, 2017

AMERICAN TRUST INVESTMENT ADVISORS

Exhibit A.  INITIAL & ANNUAL HOLDINGS FORM

In accordance with the Personal Security Transaction Policy, please provide a list of all securities in which you have a pecuniary interest and all securities in non-client accounts for which you make investment decisions. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

HOLDINGS
Name and Type of Covered Security/ Reportable Fund	Ticker Symbol/ Cusip	Number of Shares or Principal Amount

BROKERAGE ACCOUNTS
Name of Institution and Account Holders’ Name (i.e. you, spouse, child)	Account Number	Have you requested duplicate statements?

I certify that this form fully discloses all of the securities in which I have a pecuniary interest.

Name

Signature	Date

Reviewd by: Stephanie N. Brill, CCO

Signature	Date